EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (“Agreement”) is made as of the 22nd day of January 2011, by and between TC Power Management Corp, a Nevada corporation (the “Company”), and John Larson, a resident of Tucson, Arizona (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Employee in the manner hereinafter specified in its business, thereby retaining for the Company the benefit of the Employee's business knowledge and experience and also to make provisions for the payment of reasonable and proper compensation to the Employee for such services; and

WHEREAS, the Employee is willing to be employed by the Company and to perform the duties incident to such employment upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants and representations herein contained, the Company and the Employee mutually agree as follows:

AGREEMENT

ARTICLE I EMPLOYMENT AND DUTIES

Section 1.1                      Employment.  Commencing on the date hereof, the Company shall employ the Employee, and the Employee shall accept employment with the Company as an employee of the Company, upon the terms and subject to the conditions hereinafter set forth and shall hold the titles of President and Chief Executive Officer.  For so long as the Employee is the President and Chief Executive Officer of the Company will nominate the Employee for a position on the Company’s Board of Directors (the “Board”).

Section 1.2                      Duties.  The Employee shall serve as the President and Chief Executive Officer of the Company and, subject to the Company’s Certificate of Incorporation and By-Laws, Employee shall have supervision and control over, and executive responsibility for, the day to day business operations of the Company and its subsidiaries.  Employee shall have such other duties as customarily performed by the President and Chief Executive Officer and also have such other powers and duties as may be, from time to time, prescribed by the Company’s Board of Directors (the “Board”), provided that the nature of Employee’s powers and duties so prescribed shall not be inconsistent with Employee’s position and duties hereunder.  Employee shall report directly and exclusively to the Board and no other executive officer will be appointed with authority over the business operations of the Company or its subsidiaries.  Employee’s duties shall be performed from an office within the City of Tucson, or within no more than fifteen (15) miles from the city limits thereof.  Initially, the Employee shall establish and maintain, at his expense except as otherwise provided herein, an office at his home, but the Company shall open and establish an office within the aforesaid geographic area as soon as the finances of the Company permit.

The Employee shall devote his best efforts to the business and affairs of the Company and, during the Term (as defined in Section 2.1 of this Agreement) and thereafter to the extent provided in Article III, shall observe at all times the covenants regarding non-competition  and confidentiality provided in Article III hereof.  The Company and Employee acknowledge and agree that, notwithstanding the aforesaid covenants regarding non-competition and confidentiality and any other provision herein, Employee shall be permitted to (i) serve on corporate, civic or charitable boards or committees, (ii) manage passive personal investments and (iii) pursue the development of other products or services at his own expense which do not compete directly or indirectly with the Company’s products and services so long as any such activities do not unduly interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

ARTICLE II

TERMS OF EMPLOYMENT; COMPENSATION AND BENEFITS

Section 2.1                      Term.  Except as otherwise provided herein, the term of this Agreement shall be three (3) years beginning on the date of this Agreement (the “Initial Term”).  This Agreement shall be renewed automatically in one (1) year increments (each a “Renewal Term” and together with the Initial Term, the “Term”) unless notice by either party is given in writing no less than ninety (90) days from the expiration of the Initial Term or the applicable Renewal Term.

Section 2.2                      Compensation.  Except as otherwise set forth herein, the Company shall pay, and the Employee shall accept as full consideration for the services to be rendered hereunder, and the covenants entered into hereunder, compensation as set forth in Exhibit “A”, attached hereto and incorporated herein by reference.

Section 2.3                      Benefits.  The Employee shall be entitled to participate in such fringe benefits as are generally available to employees of the Company or key executive personnel, and to the normal perquisites provided to such executives.  Such benefits, if any, shall be provided upon the terms and conditions as set forth on Exhibit “B”, attached hereto and incorporated herein by reference.  Provided however, nothing in this Agreement shall be construed to require the Company to establish any fringe benefit programs for its employees generally or its key executive personnel, except those specifically enumerated in Exhibit B, to effect compliance with this Section 2.3.

ARTICLE III

NON-COMPETITION AND CONFIDENTIALITY

Section 3.1                      Restrictive Covenants.

(a)           Non-Competition.  For the period beginning on the date of this Agreement and ending at six (6) months following the termination of Employee’s employment with the Company or ending, if Employee’s employment with the Company is terminated pursuant to Sections 4(f), (g) or (h) below, the date of such termination (the “Expiration Date”), Employee will not, without the prior written approval of the Company, which approval shall not be unreasonably withheld by the Company:

(i)           become engaged, directly or indirectly, as an employee, consultant, contractor, partner, proprietor, principal, agent, director, officer, investor, shareholder (other than the holding of shares listed on a public stock exchange that does not exceed four point nine (4.9%) percent of the outstanding shares so listed) or advisor or in any other capacity, in a business or organization that, anywhere in North America, develops, markets, sells, performs or licenses products or services competitive with the Business;

(ii)	solicit prior, current or future customers of the Company for any purpose; or

(iii)	solicit any current or future employees employed by the Company.

Employee acknowledges that, based on his unique skills, position and knowledge relating to the Company and considering the benefit that Employee will receive from employment with the Company, the scope of the restrictions set forth in this Section 3.1(a) are reasonable under the circumstances and such restrictions are reasonably necessary for the protection of the Company’s proprietary interests.  Employee also acknowledges that the enforcement by the Company of the provisions of this Agreement during the period beginning on the date of termination of the Employee’s employment with the Company and ending on the Expiration Date will not preclude him from being gainfully employed during such period.

                (b)          Confidentiality.  The Employee specifically agrees that, without the consent of the Company, he will not at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation (other than to an attorney or accountant in the regular course of the Company’s business) any Confidential Information (as hereinafter defined).  Upon the termination of this Agreement for any reason, the Employee shall immediately surrender and deliver to the Company all Confidential Information in all forms.  The covenants set forth in this Section 3.1(c) shall survive for six (6) months following the termination of this Agreement.

                (c)           Continuing Obligations.  The Employee agrees that his obligations and duties contained in this Article III are continuing obligations and, to the extent expressly set forth herein, said duties shall survive the termination or expiration of this Agreement for any reason whatsoever.

                (d)           Definitions.  For the purposes of this Article III, the following terms have the meanings set forth below:

“Business” shall mean the exploration of, mining for, processing of, refinement of, sale of and distribution of mineral resources and other products and services of the Company as they are developed to include that which directly aids or is directly incidental to mineral resources.

“Client” shall mean any entity, including without limitation, any natural person, company, partnership, corporation, trust, association, organization or governmental unit, (i) with whom the Employee has direct contact and/or to whom the Employee renders any services; and/or (ii) about whom the Employee has access to Confidential Information (as hereinafter defined).

“Confidential Information” shall mean any information, not generally known in the relevant trade or industry, obtained from the Company or any of its subsidiaries, affiliates, customers or suppliers or which falls within any of the following general categories:  (a) information relating to the business of the Company or that of any of its subsidiaries, affiliates, customers or suppliers, including but not limited to, financial reports, income statements, balance sheets, annual and quarterly reports, general ledger, accounts receivable, and other accounting reports, non-public filings with government agencies, business forms, handbooks, policies, and documents, business plans, business processes and procedures, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information of the Company or any of its subsidiaries, affiliates, customers or suppliers; (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, algorithms and research or developments of the Company or any of its subsidiaries, affiliates, customers or suppliers; (c) information relating to trade secrets of the Company or any of its subsidiaries, affiliates, customers or suppliers; or (d) information marked “Confidential” or “Proprietary” by or on behalf of the Company or any of its subsidiaries, affiliates, customers or suppliers.  Notwithstanding the foregoing, however, the Company recognizes that the Employee has over thirty years of experience in the geographic area of interest, that is, the Americas, and under no circumstances however will the extensive knowledge held by the Employee prior to his employment by the Company or as a result of his personal business or professional activities while employed by the Company but not connected to his duties therefor be deemed to become the property of the Company, nor will the use by Employee, during or after his employment by the Company, of said knowledge and experience, be deemed to be competitive with the business of the Company or a corporate opportunity thereof.

Section 3.2                      Enforcement; Remedies.  The Employee covenants, agrees, and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Section 3.1 hereof may result in immediate and irreparable injury to the Company, the Company may be entitled to an injunction restraining the Employee from any violation of Section 3.1 to the fullest extent allowed by law.

Section 3.3                      Construction.  Each party hereto hereby expressly acknowledges and agrees as follows:

(a)                      That the covenants set forth in Section 3.1 above are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company in connection with its business which the Employee agrees, pursuant to this Agreement, to assist the Company in maintaining and developing; and

(b)           That each of the covenants set forth in Section 3.1 above is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including without limitation, enforcement by injunction; provided, however, that the invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect.  In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of any such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

ARTICLE IV

TERMINATION

Section 4.1                      Termination.

(a)           If, during the term hereof, the Employee (i) violates in any material respect any provision of Article III hereof; (ii) is convicted of a felony or a crime involving moral depravity or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries, customers or suppliers; (iii) engages in conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute as reasonably determined by a majority of the Board based upon contemporary community standards for the New York, New York Metropolitan Area; or (iv) substantially and repeatedly fails to perform the duties of the office held by the Employee which continues after written warnings to correct such deficiency; the Company may immediately, in writing, terminate this Agreement without further obligation hereunder, except that the Company shall, within 30 days of termination, pay all compensation accrued or earned through the effective date of termination and reimburse Employee for all expenses incurred before the termination of Employee’s employment.

(b)           If, during the term of this Agreement, the Employee is charged with any act referred to in Section 4.1(a) above, the Company may, upon one (1) days’ notice, require the Employee to take a leave of absence without pay for up to fifteen (15) days, the length of such leave of absence to be determined by the Company in the Company’s sole discretion.

(c)           Upon the Employee’s resignation from employment with the Company other than pursuant to Section 4(f) and Section 4(g), or the termination by the Company of Employee’s employment with the Company other than pursuant to Section 4(a), the Company shall, within 30 days of termination, pay all compensation accrued or earned through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee’s employment, and Employee shall have no further right for any salary or other benefits except as otherwise required by law.

(d)           This Agreement shall be terminated by the death of the Employee.  If the death of the Employee occurs and this Agreement is thereby terminated, the Company shall, within 30 days of termination, pay to the Employee's estate or legal representative in complete settlement for relinquishment of his interest in this Agreement, compensation and benefits payable to him through the end of the calendar month in which his death and the Agreement's termination occur, and shall reimburse Employee’s estate or legal representative for all expenses incurred before the Employee’s death.

(e)           The Company may terminate this Agreement by written notice to the Employee in the event that during the term hereof the Employee shall become “permanently disabled” as the term “permanently disabled” is hereinafter fixed and defined. For purposes of this Agreement, “permanently disabled” shall mean (i) the Employee is unable, by reason of accident, physical or mental infirmity or other causes beyond his control, to satisfactorily perform duties then assigned to him or such reduced duties which the Company is willing to assign to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period, or (ii) the Employee is unwilling for whatever reason to perform on a full-time basis the duties then assigned to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period.  For purposes of this Agreement, the Company shall determine the existence of “permanent disability”; provided, however, a determination of “permanent disability” under subsection (i) above may be made only upon receipt of a certificate of disability from a qualified physician, selected by the Company, subject to the reasonable approval of Employee or his representative after examination by such physician of the disabled Employee; provided, further, that in the event the Employee has failed to substantially perform his duties for a period of 30 consecutive days as a result of accident or injury and thereafter refuses to submit to a medical examination at the request of the Company for a continuous period of one hundred eighty (180) days, the Employee shall be deemed to be “permanently disabled.”  Upon termination pursuant to this Section 4.1(e), the Company shall, within 30 days of termination, pay to the Employee in complete settlement for relinquishment of the Employee's interest in this Agreement, compensation and benefits payable to the Company through the end of the calendar month in which termination of this Agreement occurs, and reimburse Employee for all expenses incurred before the termination of Employee’s employment.

(f)           In the event that the Employee’s employment hereunder is terminated (i) at any time by the Company without cause or (ii) by the resignation of Employee as a result of (A) a breach by the Company of any provision of this Agreement, including, without limitation, the failure of the Company to pay any amount hereunder when the same shall be due and payable, (B) a material change in Employee’s duties, including, without limitation, a material diminution in Employee’s title, position as CEO/President and board member, duties or responsibilities, or the assignment to Employee of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified in the Agreement, or the reduction in any of the Employee’s then-current compensation or benefits, the Company shall (x) within 30 days of termination, pay Employee all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee’s employment, (y) within 30 days of termination, pay Employee in a lump sum an amount equal to one times Employee’s annual guaranteed salary in effect on the date of termination and (z) provide to Employee in a lump sum on termination, the Medical Insurance Payments (as set out in Exhibit B) for a period of one year, and Employee shall have no further right for any salary or other benefits except as otherwise required by law.

(g)           In the event that the Employee’s employment hereunder is terminated by Employee for any reason during the 90-day period subsequent to a Change in Control (as hereinafter defined), the Company shall (x) within 30 days of termination, pay Employee all compensation accrued through the effective date of resignation and reimburse Employee for all expenses incurred before the termination of Employee’s employment, (y) within 30 days of termination, pay Employee in a lump sum an amount equal to Employee’s annual guaranteed salary in effect on the date of termination and (z) provide to Employee in a lump sum on termination, the Medical Insurance Payments (as set out in Exhibit B) for a period of one year, and Employee shall have no further right for any salary or other benefits except as otherwise required by law. In addition, upon termination of Employee’s employment pursuant to this Section 4(g), all options granted to Employee shall immediately vest and become exercisable.

For purposes of this Agreement, “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than the current principal stockholders of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board or board of any corporate successor to the business of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) below; or

(ii) Consummation after the date of this Agreement of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Securities and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Securities and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person had an ownership position in excess of such fifty percent (50%) of the Outstanding Company Voting Securities prior to the Business Combination or (C) at least a majority of the members of the board of the entity resulting from such Business Combination were members of the Incumbent Board or Persons who replaced such Incumbent Board without causing a Change in Control pursuant to Section (b) above at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or

(iii)          Approval by the security holders of the Company of a complete liquidation or dissolution of the Company.

(h)           The Employee may terminate this Agreement and his employment by the Company, effective immediately by written notice to the Company, if, within sixty (60) days after the date hereof, the Company and its stockholders have not entered into and implemented such amendments to this Agreement, an option plan for the stock options required to be issued to the Employee pursuant hereto, or other agreements among the Company and/or its stockholders (including without limitation the pooling agreement among certain stockholders of the Company), or have not taken other actions (including without limitation obtaining directors and officers insurance), all as may have been required by the Employee in his sole discretion.

(i)           Without limiting Sections 4(f), (g) or (h) above, the Employee may terminate this Agreement and his employment with the Company at any time for any reason in his sole discretion by giving 60 day written notice.

ARTICLE V

INDEMNIFICATION

Section 5.1                      Indemnification.  Should the Employee be made a party or threatened to be made a party to or be involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he is or was an officer, employee or agent of the Company or any subsidiary or other affiliate thereof, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in his official capacity as an officer, employee or agent or in any other capacity while serving as an officer, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada corporations law, or as otherwise permitted by such law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by the Employee in connection therewith; provided, however, that the Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification shall continue should the Employee cease to be an officer, employee or agent of the Company for any reason whatsoever, and shall inure to the benefit of his heirs, executors and administrators.

This right to indemnification shall include the right of the Employee to have the Company pay the expenses defending any such Proceeding in advance of its final disposition; provided, however, that, if Nevada corporations law requires, the payment of such expenses incurred by the Employee in his capacity as an officer (and not in any other capacity in which service was or is rendered by the Employee while an officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, such advance shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Employee, to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this section or otherwise.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1                      Governing Law.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of New York.

Section 6.2                     Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Employee and upon the successors and assigns of the Company.  The Company may not assign any of its rights, or delegate any of its obligations hereunder without the prior written consent of the Employee, and any purported assignment or delegation without such written consent shall be void and of no force or effect.  This Agreement is a personal service contract and it may not be assigned by the Employee; the Agreement is, however, expressly assignable by the Company to an affiliate of the Company.

Section 6.3                      Remedies.

(a)                    Termination of this Agreement shall not constitute a waiver of the Company's or the Employee’s rights under this Agreement or otherwise, nor a release of the Company or the Employee from its or his obligations under Article III hereof.

(b)                    The rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise.  Any failure in the exercise by either party of his or its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.

Section 6.4                      Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties respecting the Employee's employment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

Section 6.5                      Notices.  Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to the Employee, as the case may be, or when delivered by mail at the addresses set forth below or such other address as may be subsequently designated in writing:

The Employee:              John Larson
                                                         11150 North Calamondin Place
                                                         Tucson, AZ 85737 USA

The Company:              TC Power Management Corp.
                                                         c/o Sanders Ortoli Vaughn-Flam Rosenstadt LLP
                                                         501 Madison Avenue
                                                         New York, NY 10022
                                                         United States

With copy to:                Sanders Ortoli Vaughn-Flam Rosenstadt LLP
                                                         501 Madison Avenue – 14th Floor
                                                         New York, New York 10022
                                                         Attn: Steven A. Sanders, Esq.

Section 6.6                      Severability.  The provisions of this Agreement and any exhibits are severable and, if any one or more provisions may be determined to be illegal or otherwise unenforceable, the remaining provisions shall be enforceable.  Any partially enforceable provisions shall be enforceable to the extent enforceable.

Section 6.7                      Gender.  Throughout this Agreement, the masculine gender shall be deemed to include the feminine and neuter, and vice versa, and the singular the plural, and vice versa, unless the context clearly requires otherwise.

Section 6.8                      Freedom To Contract.  The Employee represents and warrants that he has the right to enter into this Agreement and that no other agreements exist, whether written or oral, which would be in conflict with any of the terms and conditions of this Agreement.  The Employee represents and warrants that he will not enter into any agreement, which is in conflict with the terms and conditions of this Agreement.

Section 6.9                      Waiver of Breach.  Either party’s waiver of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party. No waiver shall be valid unless in writing and, in the case of Company, signed by an authorized officer of the Company.

Section 6.10                    Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 6.11                    Waiver of Jury Trial.  The Parties hereto waive the right to a jury with respect to the resolution of any dispute brought in connection with this Agreement.

Section 6.12.                  Successors; Binding Effect; Third Party Beneficiaries.  In the event of a future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, the Company will require any successor, by agreement in form and substance reasonably satisfactory to Employee or by operation of law, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such disposition had taken place. As used in this Agreement, “the Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

IN WITNESS WHEREOF, with due authorization the parties have executed this Agreement as of the day and year first above written.

THE COMPANY

TC Power Management Corp.
a Nevada corporation

By:  /s/ Francisco Quiroz
Name: Francisco Quiroz
Its:  Chief Executive Officer

EMPLOYEE

/s/ John Larson
John Larson

EXHIBIT A

Compensation

A.	Salary

During the Initial Term of this Agreement, the Company shall provide Employee a guaranteed salary of $180,000.00 per annum, payable monthly in accordance with the Company’s normal payroll practices.  After the Initial Term, the Employee’s salary shall be determined by the Board, based on its good faith determination of the Employee’s performance of his duties hereunder, the financial and business condition and prospects of the Company, and prevailing market standards for executives having experience and responsibilities comparable to those of the Employee.

B.           Stock Options

Effective as of the date of this Agreement, Employee shall receive stock options (which shall be incentive stock options under the U.S. Internal Revenue Code) to purchase 5,500,000 shares of the Company’s common stock at $0.25 per share for a period of ten (10) years from the date that such options vest, of which (i) 2,200,000 shall vest on the date hereof, (ii) 1,400,000 shall vest on the one-year anniversary hereof (provided that the Employee is still an employee of the Company, (iii) 1,300,000 shall vest on the two-year anniversary hereof (provided that the Employee is still an employee of the Company) and (iv) 600,000 shall vest on the three-year anniversary hereof (provided that the Employee is still an employee of the Company; provided, however, that (a) if the Company sells shares of its common stock or any other securities convertible into its common stock at a price which is less than $0.25 per share on or after the date of this Agreement, the exercise price for the options shall be the lowest price paid for the Company’s common stock or the lowest price into which such other securities are then convertible and (b) upon any stock split or stock dividend affecting all stockholders, the number of options and exercise price thereof shall be accordingly adjusted.  The stock options will have standard cashless exercise provision.

C.           Stock Awards

The Employee shall be granted a stock award, as a signing bonus, in the amount of one hundred thousand shares (100,000) of common stock.  The Company will issue the shares in the most tax advantage manner available to the employee.

As well, and for so long as the Employee is an employee of the Company, the Company shall pay the Employee an award of (i) 100,000 shares of common stock within 30 days of the verified determination of all single discoveries between 250,000 and 499,999 ounces gold equivalent (such determination in accordance with Canadian National Instrument 43-101- and/or JORC- compliant measured and/or indicated Resource) and (ii) an additional 100,000 share stock award for each additional 250,000 ounces gold equivalent single discoveries up to a maximum of 400,000 shares for over 1 million ounces gold equivalent. (i.e. total of 400,000 shares for every 1 million ounce (or greater) gold or gold equivalent discovery in accordance with Canadian National Instrument 43-101- and/or JORC-compliant measured and/or indicated Resource).

EXHIBIT B

Benefits

The Employee shall be provided with benefits now or in the future provided by the Company to its employees and executives, including but not limited to comprehensive family health insurance and disability insurance.  In the event that the Company does not offer health and disability insurance to its employees, the Company and the Employee will diligently explore options for health care provided directly through the Company.  In the interim, the Company shall reimburse Employee for the costs of obtaining such coverage.

(a)           The Employee shall be promptly reimbursed for the following expenses: (i) meals/entertainment, airfare, hotel, cellular phone fees and other business-related charges and expenses necessary for the Employee to fully perform his functions as the President and Chief Executive Officer of the Company, provided that Employee submits proper expense reports and receipts for such permitted business expenses in accordance with Company policy, (ii) gifts and contributions approved by the Board, (iii) reasonable expenses necessary to maintain a home office (including the one-time purchase of a new laptop computer) and (iv) quarterly payments of up to $5,000 for medical insurance payments (the “Medical Insurance Payments”) upon provision of receipts thereof.

(c)           The Employee shall be entitled to six weeks paid vacation in each year.  A maximum of 50% vacation may be carried over from one year to the next, unless the Employee receives a written extension from the Company’s Board of Directors.  The Employee shall also be entitled to all paid holidays given by the Company to its employees and key management personnel.

(d)           The Employee shall be provided, at Company’s expense, with remote computer access from home, as available.  The Company agrees to provide such access promptly pursuant to the estimate provided to the Company.